Exhibit 5.1

August 12, 2002

AMETEK, Inc.
37 North Valley Road,
P.O. Box 1764
Paoli, Pennsylvania 19301

Re:	AMETEK, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you (the “Corporation”) in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to 2,000,000 shares (the “Original Shares”) of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), which may be issued pursuant to the 2002 Stock Incentive Plan of the Corporation (the “Plan”) and such additional shares (the “Additional Shares”) as may be issued pursuant to the antidilution provisions of the Plan. The Original Shares and the Additional Shares are hereinafter referred to together as the “Shares.” This opinion letter is Exhibit 5.1 to the Registration Statement.

We have examined copies of the Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation, as amended to date, the Registration Statement (including the exhibits thereto), the Plan, the minutes of various meetings of the Board of Directors of the Corporation, and the originals, copies or certified copies of all such records of the Corporation, and all such agreements, certificates of public officials, certificates of officers and representatives of the Corporation or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Corporation and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that all of the Shares have been duly authorized and, when issued under the circumstances contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons who consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

We call to your attention that Lewis G. Cole, a member of the firm, is a director of the Company; and that Mr. Cole and various members and associates of the firm are beneficial owners of shares of the Company’s Common Stock.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP